Exhibit 10.28

THIS CONSULTING AGREEMENT (this “Agreement”) is being executed on August 6, 2009 and is effective as of August 1, 2009 between INVENTIV HEALTH, INC., a Delaware corporation (the “Company”), and Eran Broshy, a natural person resident at 88 Central Park West, Apartment 1W, New York, NY 10023 (“Consultant”).

In consideration of the promises and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Consulting Duties.  During the Consulting Term (as defined in Section 2 below), Consultant shall provide consulting services (the “Consultant’s Services”) for up to 15 hours per month on corporate strategy and corporate development initiatives.  Consultant shall report to the Board of Directors of the Company (the “Board”) or such persons as may be designated by the Board from time to time.  The Company will not have the authority to direct and control Consultant’s day-to-day activities.

2.           Term.  The term of Consultant’s engagement hereunder shall commence as of August 1, 2009 (the “Commencement Date”) and shall terminate on the third anniversary of the Commencement Date, provided that Consultant’s engagement may be terminated prior to such third anniversary (i) by the Company with or, subject to Section 3, without Cause (as hereinafter defined), provided that any termination without Cause on or after May 1, 2011 shall be effective 90 days after written notice thereof to Consultant, or (ii) by Consultant upon 30 days’ prior written notice to the Company and shall terminate automatically upon Consultant’s death or disability.  The term of Consultant’s engagement hereunder is referred to herein as the “Consulting Term.”

3.           Compensation.  In consideration for Consultant's Services rendered hereunder, Consultant shall receive a consulting fee at a rate of $100,000 per annum, payable in bi-weekly installments.  In the event Consultant's engagement is terminated by the Company prior to the second anniversary of the Commencement Date other than for Cause, Consultant shall be entitled to be paid the consulting fee until the second anniversary of the Commencement Date.  Consultant acknowledges that, except as expressly set forth in this Agreement, he is not entitled to any other payments, fees, compensation or benefits of any kind, including but not limited to, any bonus, severance payment or termination benefit of any kind offered to Company employees, whether pursuant to a plan, arrangement, policy or otherwise, and that he is not entitled to any further payments, fees, compensation or benefits pursuant to the Employment Agreement dated as of June 11, 2008 between Consultant and the Company (the “Employment Agreement”).  This Agreement shall not limit any compensation to which Consultant may be entitled in his capacity as a member of the Board, including as Chairman for so long as he serves in such capacity.  As used in this Agreement, “Cause” shall mean (a) a material breach of (i) (A) Section 10(a) or 19 of the Employment Agreement, which shall remain in effect until the first anniversary of the Commencement Date or (B) Section 6 of this Agreement which, in each case, is not cured, to the extent susceptible of cure, within 15 days after receipt of written notice from the Company specifying such breach or (ii) for so long as Consultant serves as a director of the Company, his fiduciary duties as such a director or the Company's Code of Business Ethics and Conduct, (b) Consultant's conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude or (c) the commission by Consultant of an act of fraud or embezzlement against the Company or any affiliate, provided that Consultant shall be given the opportunity to appear before the Board prior to the time such termination would otherwise become effective.

4.           Contractor Status.  The relationship of Consultant to the Company shall be that of independent contractor and not that of an employee of the Company or any of its affiliates, subsidiaries or divisions.  Nothing contained in this Agreement shall be construed so as to constitute a partnership or joint venture between the Company or any of its affiliates, subsidiaries or divisions, on the one hand, and Consultant, on the other hand.  The parties agree that the Company will not withhold or pay unemployment insurance or any local, state or federal taxes on behalf of Consultant.  Consultant acknowledges that the payment of any such taxes and insurance shall be the sole responsibility of Consultant, and Consultant agrees to indemnify and hold harmless the Company from and against any and all losses, penalties, damages or other liabilities in connection therewith.

5.           Reimbursement for Expenses.  The Company shall reimburse Consultant in accordance with the Company’s policies for all reasonable out-of-pocket costs incurred or paid by Consultant in connection with or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Consultant of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

6.           Non-Solicitation.  (a)  (i)  During the Consulting Term and until the later of the first anniversary of the Commencement Date and 6 months following the expiration or termination of the Consulting Term, except as consented to in advance by the Audit Committee, Consultant will not, for his own benefit or for the benefit of any person or entity other than the Company, (A) solicit, or assist any person or entity other than the Company to solicit any officer, director, executive or employee of the Company to leave his/her employment or (B) solicit, or assist any person or entity other than the Company to solicit any officer, director, executive or employee of the Company to provide services in any capacity while an employee of the Company.  The phrase "officer, director, executive or employee" shall exclude, for purposes of Sections 6(a)(i) and (ii), Laura Brush.

(ii)  During the Consulting Term and, if later, until the first anniversary of the Commencement Date, except as consented to in advance by the Audit Committee, Consultant will not, for his own benefit or for the benefit of any person or entity other than the Company, (A) hire or cause to be hired for Consultant’s benefit any present or former officer, director, executive or employee of the Company or (B) engage any present or former officer, director, executive or employee of the Company as a partner, contractor, sub-contractor, employee, consultant or other business associate of Consultant.

(b)  During the Consulting Term and until the later of the first anniversary of the Commencement Date and 6 months following the expiration or termination of the Consulting Term, Consultant will not (i) solicit, or assist any person or entity other than the Company to solicit, any person or entity that is a client of the Company, or has been a client of the Company during the twelve (12) months prior to the date of termination of the Consulting Term, to purchase outsourced commercialization services or any other products or services the Company provides to a client, or (ii) interfere with any of the Company’s business relationships.

(c)  Consultant acknowledges that the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company.

(d)  Consultant agrees that because damages arising from violations of this Section 6 are extremely difficult to quantify with certainty, injunctive relief will be necessary to effect the intent of such Section.  Accordingly, Consultant hereby consents to the imposition of a preliminary or permanent injunction as a remedy to this breach of this Section 6.

(e)  It is the desire and intent of the parties hereto that the restrictions set forth in this Section 6 shall be enforced and adhered to in every particular, and in the event that any provision, clause or phrase shall be declared by a court of competent jurisdiction to be judicially unenforceable either in whole or in part – whether the limit be in duration, geographic coverage or scope of activities precluded – the parties agree that they will mutually petition the court to sever or limit the unenforceable provisions so as to retain and effectuate to the greatest extent legally permissible the intent of the parties as expressed in this Section 6.

(f)  For purposes of Sections 6 and 7 of this Agreement, the “Company” shall be deemed to refer to the Company and each of its subsidiaries.

7.  Confidential Information.  (a)  Consultant shall not (for his own benefit or the benefit of any person or entity other than the Company) use or disclose any of the Company’s trade secrets or other confidential information.  The term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, “know-how”, computer programs (including documentation of such programs), research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature to the extent not available to the public, and plans for future development.  After termination of the Consulting Term, Consultant shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of this Agreement or is disclosed to Consultant by a third party who is entitled to receive and disclose such information.

(b)  Upon the termination of the Consulting Term, or at any time upon the request of the Company, Consultant (or his heirs or personal representatives) shall deliver to the Company all documents and materials containing either trade secrets and confidential information relating to the Company’s business or privileged information, and all documents, materials and other property belonging to the Company, which in either case are in the possession or under the control of Consultant (or his heirs or personal representatives).

(c)  All discoveries and works made or conceived by Consultant during the Consulting Term, jointly or with others, that relate to the Company’s activities shall be owned by the Company.  The terms “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including sales materials which relate to wall media products, sampling/comparing or services.  Consultant shall promptly notify and make full disclosure to, and execute and deliver any documents requested by, the Company to evidence or better assure title to such discoveries and works by the Company, assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during the Consulting Term or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect its title thereto.  Any discoveries and works which, within six (6) months after the termination of the Consulting Term, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Consultant and which pertain to work performed by Consultant while engaged by the Company shall, as between Consultant and the Company, be presumed to have been made during the Consulting Term.

8.           No Conflicting Agreements.  Consultant represents and warrants to the Company that his engagement hereunder does not conflict with and will not be constrained by any pre-existing business relationship or agreement to which Consultant is a party or otherwise is bound and does not conflict with any existing duties or responsibilities in which Consultant is otherwise engaged, whether by agreement or otherwise.

9.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) (i) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery or (ii) by email if followed within one business day by one of the other methods specified herein.  All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Consultant:

Eran Broshy
88 Central Park West, Apartment 1W
New York, NY 10023
Facsimile: 212-712-0908
ebroshy@inventivhealth.com

If to the Company:

inVentiv Health, Inc.
500 Olde Worthington Road
Westerville, OH  43082
Attention:  R. Blane Walter
Facsimile:  614-839-7400
bwalter@inventivhealth.com

copy to:

Kenneth G. Alberstadt, Esq
Akerman Senterfitt LLP
335 Madison Avenue, Suite 2600
New York, N.Y.  10017
Facsimile: (212) 880-8965
kenneth.alberstadt@akerman.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

10.           Assignability and Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding the foregoing, the obligations of Consultant may not be delegated and Consultant may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of its rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

11.           Complete Understanding; Amendment.  This Agreement constitutes the complete understanding between the parties with respect to the engagement of Consultant hereunder, and supersedes all prior agreements, whether oral or written, by or among the parties hereto.  Upon execution of this Agreement by the Company and Consultant, Consultant's employment pursuant to the Employment Agreement shall terminate by reason of Consultant's resignation without Good Reason.  This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.

12.           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

13.           Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

14.           Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

15.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

INVENTIV HEALTH, INC.

By:____/s/ R. Blane Walter_______
Name:  R. Blane Walter
Title:  Chief Executive Officer

CONSULTANT:

/s/ Eran Broshy
                Eran Broshy